EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-143179, 333-149973, 333-158224, 333-165493, 333-173851, 333-204096, 333-210093, 333-212256, 333-216671, 333-226736, 333-239993, 333-254457, 333-257580, 333-261253, 333-262247, 333-269461, 333-273586, 333-276734, 333-284349, and 333-292794) on Form S-8 and Registration Statements (Nos. 333-163811, 333-188492, 333-197903, 333-213223, 333-240467, and 333-292736) on Form S-3 of CarParts.com, Inc. and its subsidiaries (formerly known as U.S. Auto Parts Network, Inc.) of our report dated March 5, 2026, relating to the consolidated financial statements of CarParts.com, Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of CarParts.com, Inc. and its subsidiaries for the year ended January 3, 2026.

/s/ RSM US LLP

Irvine, California

March 5, 2026